      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                    UST INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                           2100                          06-1193986
(State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)         Identification Number)

                             100 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830
                                 (203) 661-1100
          (Address, Including Zip Code and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                            RICHARD H. VERHEIJ, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             100 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830
                                 (203) 661-1100
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                    Copy to:

                            VINCENT J. PISANO, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               FOUR TIMES SQUARE
                               NEW YORK, NY 10036
                                 (212) 735-3000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE       OFFERING PRICE         AGGREGATE           AMOUNT OF
           TO BE REGISTERED                REGISTERED         PER SECURITY        OFFERING PRICE    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
8.80% Senior Notes due March 15,
  2005.................................   $300,000,000            100%             300,000,000           $79,200
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION CONTAINED IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION DATED MAY 12, 2000

PROSPECTUS                                                            [UST LOGO]

                                    UST INC.

                               EXCHANGE OFFER FOR
               $300,000,000 8.80% SENIOR NOTES DUE MARCH 15, 2005

                             ---------------------

       THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                        ON           , UNLESS EXTENDED.

                             ---------------------

TERMS OF THE EXCHANGE OFFER:

- We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

- You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

- We believe that the exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes, but you should see the section entitled "Material Federal Income Tax Consequences" on page 30 for more information.

- The terms of the notes to be issued are substantially identical to the terms of the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

- We will not receive any proceeds from the exchange offer.

- There is no existing market for the notes to be issued, and we do not intend to apply for their listing on any securities exchange.

      SEE THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE 6 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING NOTES FOR EXCHANGE.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AND EXCHANGE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this Prospectus is           , 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     UST is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information can be read and copies obtained at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. In addition, our common stock is listed on the New York Stock Exchange and copies of the materials mentioned can be obtained from them.

     You may obtain a copy of any or all of the documents summarized in this prospectus or incorporated by reference in this prospectus, without charge, by request directed to UST Inc., 100 West Putnam Avenue, Greenwich, Connecticut 06830, Attention: Debra A. Baker, Senior Vice President and Secretary, telephone
(203) 661-1100.

     UST has agreed that, if it is not subject to the informational requirements of Sections 13 or 15(d) of the Exchange Act, it will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes.

     We have "incorporated by reference" certain documents that we file with the SEC. This means that we are disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this prospectus.

     We incorporate by reference the documents listed below that we have filed with the SEC:

     - Annual Report on Form 10-K for the year ended December 31, 1999;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

     - Current Report on Form 8-K on March 30, 2000.

     All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements. All statements, other than statements of historical facts, which address activities, actions or new brand introductions that we expect or anticipate will or may occur in the future, including such things as expansion and growth of our operations and other such matters, are forward-looking statements. We are identifying certain factors that would cause actual results to differ materially from those expressed in any forward-looking statements.

     Any one, or a combination, of these factors could materially affect the results of our operations. These factors include:

     - greater competition from entrants into the smokeless tobacco industry;

     - greater competition from entrants into the wine industry;

     - changes in adult consumer preferences affecting demand for our products;

     - regulatory changes affecting our business segments;

     - potential liability from pending or threatened litigation;

     - changes in the tax laws affecting our products;

     - higher than anticipated capital expenditures or operating costs;

     - higher raw materials costs; and

     - general domestic and international economic and political conditions.

     In some cases, you can identify forward-looking statements by terms such as "may", "will", "should", "could", "expect", "plans", "anticipates", "believes", "predicts", "potential" or "continue" or the negative of these or similar terms.

     Forward-looking statements made by us are based on our knowledge of our business and the environment in which we operate, but because of the factors listed above, as well as other factors beyond our control, actual results may differ from those in the forward-looking statements.

     All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements. We will not update these forward-looking statements even though our situation will change in the future.

                           TRADEMARKS AND TRADE NAMES

     We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our proprietary trademarks include COPENHAGEN, SKOAL LONG CUT, SKOAL, COPENHAGEN LONG CUT, SKOAL BANDITS, RED SEAL, ROOSTER, BRUTON, C.C., DEVOE, CHATEAU STE. MICHELLE, COLUMBIA CREST, VILLA MT. EDEN, DOMAINE STE. MICHELLE, COLOUR VOLANT, CONN CREEK, BERT GRANT'S ALE, DON TOMAS, ASTRAL and HABANO PRIMERO. In addition, our logo and certain brand names of our products mentioned in this prospectus are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the basic terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. References in this prospectus to "UST", "we", "our", "ours" and "us" refer to UST Inc. and our subsidiaries.

                                   ABOUT UST

     Through our subsidiaries, we are the world's leading manufacturer and marketer of smokeless tobacco. We also manufacture and market wine and premium cigars. For the year ended December 31, 1999 and the three months ended March 31, 2000, our net sales were $1.512 billion and $368 million, respectively. Over those same periods our earnings before interest, taxes, depreciation and amortization were $813 million and $183 million, respectively. Over the three-year period ending December 31, 1999 our pre-tax operating margins averaged 51%.

     UST was formed in 1986 to be a holding company and in 1987 United States Tobacco Company, originally incorporated in 1911, became a wholly-owned subsidiary. We currently have three additional wholly-owned subsidiaries:
International Wine & Spirits Ltd., UST Enterprises Inc. and UST International
Inc.

     Our operating segments are tobacco and wine. For the three months ended March 31, 2000, the tobacco segment had net sales of $324 million, an increase of 4.2% from the corresponding period in 1999, and accounted for 88% of our consolidated sales. For the three months ended March 31, 2000, wine segment sales increased 15.5% to $37 million, while all other sales were $7 million.

     Our executive offices are located at 100 West Putnam Avenue, Greenwich, Connecticut 06830. Our telephone number is (203) 661-1100. UST is a Delaware corporation.

                               THE EXCHANGE OFFER

     On March 6, 2000, we issued and sold $300 million aggregate principal amount of 8.80% senior notes due 2005 in a transaction exempt from the registration requirements of the Securities Act. Simultaneously with this transaction, we entered into an exchange and registration rights agreement with the initial purchasers of these original notes, in which we agreed to deliver this prospectus to you and to commence this exchange offer. In this exchange offer, you may exchange your outstanding notes for new notes which have substantially the same terms. You should read the discussion under the headings "The Exchange Offer" and "Description of Notes" for further information regarding the notes to be issued in the exchange offer.

Securities Offered.........  Up to $300 million in principal amount of new 8.80%
                             senior notes due March 15, 2005, registered under the Securities Act of 1933. The terms of the notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply to the new registered notes.

The Exchange Offer.........  We are offering registered notes in exchange for a like principal amount of our outstanding unregistered notes. We are offering these registered notes to satisfy our obligations under an exchange and registration rights agreement which we entered into with the initial purchasers of the outstanding notes. You may tender your outstanding notes for exchange by following the procedures described under the heading "The Exchange Offer."

Tenders; Expiration Date;
  Withdrawal...............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on [            ], unless we extend
                             it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any notes that you tender for exchange at
                             any time prior to [            ]. If we decide for
                             any reason not to accept any notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer -- Terms of the Exchange Offer" for a more complete description of the tender and withdrawal provisions.

United States Federal
Income Tax Consequences....  Your exchange of outstanding notes for registered notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "Material Federal Income Tax Consequences" for a summary of material United States federal income tax consequences associated with the exchange of outstanding notes for the registered notes to be issued in the exchange offer and the ownership and disposition of those registered notes.

Use of Proceeds............  We will not receive any cash proceeds from the exchange offer.

Exchange Agent.............  State Street Bank and Trust Company.

Shelf Registration
Statement..................  Under certain circumstances, certain holders of outstanding notes (including holders who are not permitted to participate in the exchange offer or who may not freely resell registered notes received in the exchange offer) may, by giving UST written notice, require UST to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of outstanding notes by these holders. See "Exchange Offer; Registration Rights."

Consequences of Failure to
  Exchange.................  Outstanding notes not exchanged in the exchange offer, will continue to be subject to the restrictions on transfer that are described in the legend on the notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the outstanding notes under the Securities Act. If your notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged notes.

Consequences of Exchanging
  Your Outstanding Notes...  Based on interpretations of the staff of the
                             Securities and Exchange Commission, we believe that you may offer for resale, resell or otherwise transfer the notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

                             - you acquire the notes issued in the exchange
                               offer in the ordinary course of your business;

                             - you are not participating, do not intend to
                               participate, and have no arrangement or
                               undertaking with anyone to participate, in the distribution of the notes issued to you in the exchange offer; and

                             - you are not an "affiliate" of UST Inc., as
                               defined in Rule 405 of the Securities Act.

                             If any of these conditions are not satisfied and you transfer any notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you may incur.

                             Any broker-dealer that acquires notes in the exchange offer for its own account in exchange for outstanding notes, which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

                               THE EXCHANGE NOTES

     The terms of the notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except:

     - the notes issued in the exchange offer will have been registered under the Securities Act;

     - the notes issued in the exchange offer will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

     - the notes issued in the exchange offer will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

     A brief description of the material terms of the exchanged notes follows:

Interest Payment Dates.....  Interest on the new 8.80% senior notes will be payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2000.

Maturity...................  The maturity date for the new 8.80% senior notes is
                             March 15, 2005.

Ranking....................  These notes are senior debt. They are equal in right of payment with any existing or future unsecured indebtedness, including trade payables, but will rank senior to any future indebtedness that expressly provides that it is subordinate to these notes.

Basic Covenants of
Indenture..................  We will issue the notes being offered in the exchange offer under an indenture with State Street Bank and Trust Company, as trustee. This is the same indenture under which the outstanding notes were issued. The indenture, contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens; and enter into sale and leaseback transactions.

                             See the section "Description of Notes" under the heading "Covenants" for a more comprehensive description of the covenants contained in the indenture.

Registration Covenant;
Exchange Offer.............  In connection with our agreement to register the exchange notes under the Securities Act by filing the registration statement of which this prospectus forms a part, we have agreed to:

                             - cause the registration statement to become
                               effective on or before September 1, 2000; and

                             - consummate the exchange offer within 45 days
                               after the effective date of the registration statement.

                             In addition, we have agreed, in certain
                             circumstances, to file a "shelf registration statement" that would allow some or all of the notes to be offered to the public.

                             If we fail to meet any or all the targets listed above (a "registration default"), the annual interest rates on the notes will increase by 0.25% during the first 90-day period during which the registration default continues, and will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 1.00% over the interest rates that would otherwise apply to the notes. As soon as we cure a registration default, the interest rates on the notes will revert to their original levels.

                             Upon consummation of the exchange offer, holders of notes will no longer have any rights under the exchange and registration rights agreement, except to the extent that we have continuing obligations to file a shelf registration statement.

                             For additional information concerning the above, see "Description of Notes -- Form, exchange and transfer and Registration covenant and exchange offer".

                                  RISK FACTORS

     See "Risk Factors" beginning on page 6 for a discussion of factors that should be considered by holders of outstanding notes before tendering their outstanding notes in the exchange offer. Most of these factors will apply to the registered notes as well as the outstanding notes.

                                  RISK FACTORS

     You should consider carefully the following risks and all of the information set forth in this prospectus before tendering your notes for exchange in the exchange offer. The risk factors set forth below, other than those which discuss the consequences of failing to exchange your outstanding notes in the exchange offer, are generally applicable to both the outstanding notes and the notes issued in the exchange offer.

YOU MAY HAVE DIFFICULTY SELLING THE NOTES WHICH YOU DO NOT EXCHANGE

     If you do not exchange your outstanding notes for the notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your notes. Those transfer restrictions are described in the indenture and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act of 1933.

     In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

     If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to have those notes registered under the Securities Act.

     See "The Exchange Offer -- Consequences of Failure to Exchange Outstanding Notes" for a discussion of the possible consequences of failing to exchange your notes.

ABSENCE OF A PUBLIC MARKET MAY MAKE IT DIFFICULT TO SELL THE REGISTERED NOTES

     The outstanding notes were issued to, and we believe these securities are currently owned by, a relatively small number of beneficial owners. The outstanding notes have not been registered under the Securities Act and will remain subject to restrictions on transferability if they are not exchanged for the registered notes. Although the registered notes may be resold or otherwise transferred by the holders (who are not our affiliates) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. There can be no assurance that such a market will develop. In addition, the registered notes will not be listed on any national securities exchange. The registered notes may trade at a discount from the initial offering price of the outstanding notes, depending upon prevailing interest rates, the market for similar securities, our operating results and other factors. We have been advised by the initial purchasers that they currently intend to make a market in the registered notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to do so, and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activity may be limited during the exchange offer and the pendency of a shelf registration. Therefore, there can be no assurance that an active market for any of the registered notes will develop, either prior to or after our performance of our obligations under the exchange and registration rights agreement. If an active public market does not develop, the market price and liquidity of the registered notes may be adversely affected.

     If a public trading market develops for the registered notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, our financial condition, and the market for similar securities. Depending on these and other factors, the registered notes may trade at a discount.

     Notwithstanding the registration of the registered notes in the exchange offer, holders who are "affiliates" (as defined under Rule 405 of the Securities
Act) of UST may publicly offer for sale or resale the registered notes only in compliance with the provisions of Rule 144 under the Securities Act.

     Each broker-dealer that receives registered notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See "Plan of Distribution."

MARKETING AND ADVERTISING RESTRICTIONS MAY AFFECT DEMAND FOR OUR PRODUCTS

     In 1986, federal legislation was enacted regulating smokeless products by, among other things, requiring health warning notices on smokeless tobacco packages and advertising and prohibiting the advertising of smokeless tobacco products on media subject to the jurisdiction of the Federal Communications Commission. Since 1986, other proposals have been made at both the federal and state level for additional regulation of smokeless tobacco products and it is likely that additional proposals will be made in future years. These proposals have included the additional regulation by new or existing agencies, requirement of additional warning notices, a ban or further restriction on virtually all forms of tobacco advertising, ingredients and constituent disclosure, sampling bans and restrictions, and the disallowance of advertising and promotion expenses as deductions under federal tax law. These proposals, if implemented, could have a material adverse effect on our smokeless tobacco business.

     In addition to increased regulatory restrictions, we have been required to adopt various marketing and advertising restrictions in connection with the Smokeless Tobacco Master Settlement Agreement which we entered into in November 1998 with the attorneys general of various states and U.S. territories to resolve the remaining health care cost reimbursement cases initiated against us. We are not able to assess the future effect that these increased marketing and advertising restrictions may have on our smokeless tobacco business.

POTENTIAL OVERSIGHT BY THE FDA OR OTHER REGULATORY AGENCIES COULD SIGNIFICANTLY AFFECT THE MANUFACTURE AND DISTRIBUTION OF OUR PRODUCTS

     In 1996, the Food and Drug Administration promulgated regulations asserting jurisdiction over smokeless tobacco products. These regulations, among other things, included severe restrictions on the manufacture, distribution and sale of smokeless tobacco products and have required us to comply with a wide range of labeling, reporting, recordkeeping, manufacturing and other requirements. On March 21, 2000, the Supreme Court ruled that the FDA does not have the authority to regulate tobacco products without more explicit direction from Congress. If Congress enacts legislation granting such authority, the FDA's exercise of jurisdiction could lead to more expansive FDA-imposed restrictions on smokeless tobacco operations than those set forth in the regulations and could materially and adversely affect our smokeless tobacco business.

INCREASED EXCISE TAXES MAY REDUCE OUR SALES

     Smokeless tobacco products are subject to significant federal and state excise taxes. A federal excise tax on smokeless tobacco products was imposed in 1986, which was increased in 1991, 1993, 1997 and 2000 and is scheduled to increase in 2002. In general, excise taxes and other taxes on smokeless tobacco products have been increasing. Congress has been considering significant increases in the federal excise tax or other payments from tobacco manufacturers, including proposals to equalize the federal excise tax on smokeless tobacco products with the federal excise tax on cigarettes, resulting in a $1.00 or more per can increase in the current tax. Increases in other smokeless tobacco-related taxes have been proposed at the state and local levels. We believe a recently enacted substantial increase in California's state excise tax on smokeless tobacco products has significantly reduced the demand for our premium smokeless tobacco products in that state. If proposals are adopted by either the federal government or the various states which include significant excise tax increases, our sales and consequently our cash flows could be materially adversely affected.

POTENTIAL ADVERSE OUTCOME OF LITIGATION

     We have been named as a defendant in a number of legal proceedings, including class action/health care cost reimbursement litigation and claims brought by individual plaintiffs alleging tobacco related injuries. It is not possible to predict with certainty the outcome of the litigation pending against us. While the litigation environment is uncertain, we believe, and have been so advised by counsel handling the respective cases, that we have a number of meritorious defenses to all litigation pending against us. We believe, subject to the uncertainties of litigation, that the outcome of all such pending litigation will not have a material adverse effect on our consolidated financial position, but may have a material impact on our consolidated financial results for a particular reporting period in which any such litigation is resolved. There can be no assurance, however, that we will be correct in our belief.

     In addition, on March 28, 2000, a Kentucky jury rendered a verdict against our subsidiary, United States Tobacco Company, awarding $350 million in damages to Conwood Company, L.P., for its claims under federal antitrust laws that U.S. Tobacco had engaged in exclusionary and anticompetitive conduct in the marketing and promotion of moist smokeless tobacco products. The verdict, when entered as a judgment, was subject to trebling under federal antitrust laws. We have filed motions with the court to overturn the verdict and, in the event the District Court fails to enter judgment in our favor, we intend to appeal to the Court of Appeals for the Sixth Circuit. As of the date of this filing, the court has not ruled on any of our motions. We believe that the evidence presented at the trial was insufficient to support the jury verdict and as a result, we believe that the judgment should ultimately be reversed. There can be no assurance, however, that we will be correct in our belief. We are also in the process of taking steps to enable us to satisfy any requirements for bonding which may be imposed in connection with staying the enforcement of the judgment pending completion of the post-trial motions and the appeal process.

     We have also been named in two purported class actions filed in state court in Tennessee and New Mexico on behalf of putative class members who were indirect purchasers of smokeless tobacco products manufactured by us during the period April 1996 through March 28, 2000, alleging that we have violated the antitrust laws, unfair or deceptive trade practices statutes and the common law of certain states. These actions are derived directly from the Conwood litigation. The plaintiffs seek to recover compensatory and statutory damages in an amount not to exceed $74,000 after trebling per putative class member, and certain other relief. The actions are similar in all material respects. These actions are derived directly from the Conwood litigation and the plaintiffs will have to overcome the same issues raised in the post-trial motions filed in the Conwood litigation. Even if Conwood were ultimately to prevail on issues we are currently challenging in post-trial motions or on appeal, the plaintiffs in these two actions will still need to establish additional elements before liability can be imposed upon us. We believe we have meritorious defenses in this regard.

                                USE OF PROCEEDS

     The net proceeds of the sale of the outstanding notes were approximately $298 million, and were used to repay existing commercial paper obligations and for general corporate purposes, including our stock repurchase program. These commercial paper obligations had an average annual interest rate of 6.15%.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the years ended December 31, 1995 through 1999 was 148x, 103x, 81x, 134x and 50x, respectively. Our ratio of earnings to fixed charges for the three months ended March 31, 2000 was 21x. We compute these ratios by dividing our earnings by our fixed charges. For this computation, earnings include net income before income taxes and fixed charges, net of capitalized interest. Fixed charges include gross interest expense, whether expensed or capitalized.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     When we sold the outstanding notes in March 2000, we entered into an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, we agreed to file a registration statement regarding the exchange of the outstanding notes for notes which are registered under the Securities Act of 1933. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the Securities and Exchange Commission, and to conduct this exchange offer after the registration statement is declared effective. We will use our best efforts to keep this registration statement effective until the earlier of (1) the 90th day after this exchange offer is completed or (2) the day on which no outstanding notes are held by broker-dealers. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the outstanding notes if:

     - the registration statement is not filed by June 2, 2000;

     - the registration statement is not declared effective by September 1, 2000; or

     - the exchange offer has not been completed within 45 days of the effective date of this registration statement.

     A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement to which this prospectus is a part.

TERMS OF THE EXCHANGE OFFER

     This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date
for this exchange offer is 5:00 p.m., New York City time, on [            ], or
such later date and time to which we, in our sole discretion, extend the exchange offer.

     The form and terms of the notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that:

     - the notes being issued in the exchange offer will have been registered under the Securities Act;

     - the notes issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

     - the notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the outstanding notes.

     Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple thereof.

     We expressly reserve the right, in our sole discretion:

     - to extend the expiration date;

     - to delay accepting any outstanding notes;

     - if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; or

     - to amend the exchange offer in any manner.

     We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

HOW TO TENDER NOTES FOR EXCHANGE

     When the holder of outstanding notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender notes for exchange must do so on or prior to the expiration date:

     - transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to State Street Bank and Trust Company (the "exchange agent") at the address set forth below under the heading "Exchange Agent"; or

     - if notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "Exchange Agent."

     In addition, either:

     - the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the notes being tendered into the exchange agent's account at the Depository Trust Company (the "DTC"), along with the letter of transmittal or an agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted to the DTC and received by the exchange agent and forming a part of a book-entry transfer (a "book-entry confirmation"), which states that the DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

     THE METHOD OF DELIVERY OF THE OUTSTANDING NOTES, THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR NOTES SHOULD BE SENT DIRECTLY TO US.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the notes surrendered for exchange are tendered:

     - by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

     If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If notes are registered in the name of a person other than the signer of the letter of transmittal, the notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

     We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

     - reject any and all tenders of any note improperly tendered;

     - refuse to accept any note if, in our judgment or the judgment of our counsel, acceptance of the note may be deemed unlawful; and

     - waive any defects or irregularities or conditions of the exchange offer as to any particular note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender notes in the exchange offer.

     Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of notes for exchange, nor shall any of us incur any liability for failure to give such notification.

     If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

     By tendering, each holder will represent to us that, among other things, that the person acquiring notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the notes issued in the exchange offer. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of UST, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such notes to be acquired in the exchange offer, such holder or any such other person:

     - may not rely on the applicable interpretations of the staff of the SEC;
       and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF NOTES ISSUED IN THE EXCHANGE OFFER

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue notes registered under the Securities Act. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "-- Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

     For each outstanding note accepted for exchange, the holder will receive a note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Accordingly, registered holders of notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the outstanding notes, from March 6, 2000. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

     In all cases, we will issue notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

     - certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the DTC;

     - a properly completed and duly executed letter of transmittal or an agent's message; and

     - all other required documents.

     If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of notes tendered by book-entry transfer into the exchange agent's account at the DTC, such non-exchanged notes will be credited to an account maintained with the DTC. We will return the notes or have them credited to the DTC account as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFERS

     The exchange agent will make a request to establish an account with respect to the outstanding notes at the DTC for purposes of the exchange offer within 2 business days after the date of this prospectus. Any financial institution that is a participant in the DTC's systems must make book-entry delivery of outstanding notes by causing the DTC to transfer such outstanding notes into the exchange agent's account at the DTC in accordance with the DTC's procedures for transfer. Such participant should transmit its acceptance to the DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

     - be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date; or

     - comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If a holder of outstanding notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the holder tenders the notes through an eligible institution;

     - prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the notes being tendered and the amount of the notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within 3 New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

     - the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within 3 New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must:

     - specify the name of the person having tendered the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

     - where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of notes tendered by book-entry transfer into the exchange agent's account at the DTC, the notes withdrawn will be credited to an account maintained with the DTC for the outstanding notes. The notes will be returned or credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under "-- How to Tender Notes for Exchange" above at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We are not required to accept for exchange, or to issue notes in the exchange offer for any outstanding notes. We may terminate or amend the exchange offer, if at any time before the acceptance of such outstanding notes for exchange:

     - any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

     - any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

     - there shall occur a change in the current interpretation by staff of the Securities and Exchange Commission which permits the notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of UST within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such notes issued in the exchange offer.

     The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time.

THE EXCHANGE AGENT

     State Street Bank and Trust Company, National Association has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                               Main Delivery To:

             STATE STREET BANK AND TRUST COMPANY, AS EXCHANGE AGENT

           By mail:              By hand or overnight courier            By Facsimile
                                              to:                 (for eligible institutions
     State Street Bank and                                                  only):
         Trust Company               State Street Bank and
   Corporate Trust Division              Trust Company                  (617) 662-1452
         P.O. Box 778              Corporate Trust Division
     Boston, MA 02102-0778        2 Avenue de Lafayette-LCC5         Confirm by telephone:
    Attn: Susan Lavey, LCC5          Boston, MA 02111-1724
                                       Attn: Susan Lavey                (617) 662-1544

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

     The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $250,000.

TRANSFER TAXES

     Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OUTSTANDING NOTES

     Holders who desire to tender their outstanding notes in exchange for notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor UST is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

     Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering circular dated March 1, 2000, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

     Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

     Holders of the notes issued in the exchange offer and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

CONSEQUENCES OF EXCHANGING OUTSTANDING NOTES

     Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is an "affiliate" of UST within the meaning of Rule 405 under the Securities Act. Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - such notes issued in the exchange offer are acquired in the ordinary course of such holder's business; and

     - such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of such notes issued in the exchange offer.

     However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

     Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

     - it is not an affiliate of UST;

     - it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer; and

     - it is acquiring the notes issued in the exchange offer in the ordinary course of its business.

     Each broker-dealer that receives notes issued in the exchange offer for its own account in exchange for outstanding notes must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such notes issued in the exchange offer. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

     In addition, to comply with state securities laws of certain jurisdictions, the notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the notes. We have agreed in the exchange and registration rights agreement that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the notes issued in the exchange offer in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each note until:

     - the date on which such note has been exchanged by a person other than a broker-dealer for a note in the exchange offer;

     - following the exchange by a broker-dealer in the exchange offer of a note for a note issued in the exchange offer, the date on which the note issued in the exchange offer is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

     - the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the exchange and registration rights agreement; or

     - the date on which such note is distributed to the public in a transaction under Rule 144 of the Securities Act.

                              DESCRIPTION OF NOTES

     The terms of the notes to be issued in the exchange offer are identical in all material respects to the terms of the outstanding notes, except for the transfer restrictions relating to the outstanding notes. Any outstanding notes that remain outstanding after the exchange offer, together with notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes. When we refer to the term "note" or "notes", we are referring to both the outstanding notes and the notes to be issued in the exchange offer. When we refer to "holders" of the notes, we are referring to those persons who are the registered holders of notes on the books of the registrar appointed under the indenture.

     The notes are governed by a document called an "indenture". The indenture is a contract between us and State Street Bank and Trust Company, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under "Remedies If An Event Of Default Occurs". Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your notes to a new buyer if you sell and sending you notices. The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the notes are governed by New York law. See "Where You Can Find More Information" on page i for information on how to obtain a copy of the indenture.

     The following description of the provisions of the indenture is a summary only. More specific terms as well as the definitions of relevant terms can be found in the indenture and the Trust Indenture Act of 1939, which is applicable to the indenture. We have also included references in parentheses to certain sections of the indenture. Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     The notes are general unsecured obligations of UST. The 8.80% notes are limited to $300,000,000 aggregate principal amount. The notes are not entitled to any sinking fund.

     The notes will mature on March 15, 2005 and will bear interest at the yearly rate of 8.80% from March 6, 2000, payable semi-annually on March 15, and September 15, of each year, commencing September 15, 2000.

     Principal, any premium and interest on the notes will be payable, and the notes may be presented for registration of transfer and exchange, at the corporate trust office or the trustee of another office or agency of UST as determined by us. At our option, payment of interest may be made by check mailed to the holders at the addresses appearing in the registry books maintained by the trustee, who will initially act as registrar for the notes.

LEGAL OWNERSHIP

     "STREET NAME" AND OTHER INDIRECT HOLDERS. Investors who hold notes in accounts at banks or brokers will generally not be recognized by us as legal holders of notes. This is called holding in "street name". Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreements or because they are legally required. If you hold notes in "street name", you should check with your own institution to find out:

     - How it handles note payments and notices.

     - Whether it imposes fees or charges.

     - How it would handle voting if ever required.

     - Whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder as described below.

     - How it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

     DIRECT HOLDERS. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of notes. As noted above, we do not have obligations to you if you hold in "street name" or other indirect means, either because you choose to hold notes in that manner or because the notes are issued in the form of global notes as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "street name" customer but does not do so.

     GLOBAL NOTES. What is a global note? A global note is a special type of indirectly held security, as described above under " 'Street Name' and Other Indirect Holders". For global notes, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global note be registered in the name of a financial institution we select and by requiring that the notes included in the global note not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global note is called the "depositary". Any person wishing to own a note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

     Special investor considerations for global notes. As an indirect holder, an investor's rights relating to a global note will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to notes transfers. We do not recognize this type of investor as a holder of notes and instead deal only with the depositary that holds the global note.

     An investor should be aware that for the notes issued only in the form of global notes:

     - The investor cannot get notes registered in his or her own name.

     - The investor cannot receive physical certificates for his or her interest in the notes.

     - The investor will be a "street name" holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes. See " 'Street Name' and Other Indirect Holders".

     - The investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their notes in the form of physical certificates.

     - The depositary's policies will govern payments, transfers, exchanges and other matters relating to the investor's interest in the global note. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global note. We and the trustee also do not supervise the depositary in any way.

     - Payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the depositary will usually require that interests in a global note be purchased or sold within its system using same-day funds. This difference could have some effect on how global note interests trade, but we do not know what that effect will be.

     Special situations when global notes will be terminated. In a few special situations described later, the global note will terminate and interests in it will be exchanged for physical certificates representing notes. After that exchange, the choice of whether to hold notes directly or in "street name" will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in notes transferred to their own name, so that they will be direct holders. The rights of "street name" investors and direct holders in the notes have been previously described in the subsections entitled " 'Street Name' and Other Indirect Holders" and "Direct Holders".

     The special situations for termination of a global note are:

     - when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

     - when we notify the trustee that we wish to terminate the global note; or

     - when an event of default on the notes has occurred and has not been cured. (Defaults are discussed later under "Events of Default".)

     When a global note terminates, the depositary (and not UST or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 204 and 305 of the Indenture)

     IN THE REMAINDER OF THIS DESCRIPTION "YOU" MEANS DIRECT HOLDERS AND NOT "STREET NAME" OR OTHER INDIRECT HOLDERS OF NOTES. INDIRECT HOLDERS SHOULD READ THE SUBSECTION ENTITLED "'STREET NAME' AND OTHER INDIRECT HOLDERS".

OVERVIEW OF REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

     - ADDITIONAL MECHANICS relevant to the notes under normal circumstances, such as how you transfer ownership and where we make payments;

     - Your rights to exchange the notes for registered exchange securities under the terms and conditions provided in the "REGISTRATION COVENANT AND EXCHANGE OFFER";

     - Your rights under several SPECIAL SITUATIONS, such as if we merge with another company, or if we want to change a term of the notes;

     - Promises we make to you about how we will run our business, or business actions we promise not to take (known as "RESTRICTIVE COVENANTS"); and

     - Your rights if we DEFAULT or experience other financial difficulties.

ADDITIONAL MECHANICS

     FORM, EXCHANGE AND TRANSFER

     The notes will be issued:

     - only in unregistered form;

     - without interest coupons; and

     - in denominations that are even multiples of $1,000. (Section 302 of the Indenture)

     You may exchange or transfer notes at the office of the trustee. The trustee acts as our agent for registering notes in the names of holders and transferring notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar". It will also perform transfers. (Section 305 of the Indenture)

     You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

     We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002 of the Indenture)

PAYMENT AND PAYING AGENTS

     We will pay interest to you if you are a direct holder listed in the trustee's records of the notes semi-annually at the close of business on March 1 and September 1, or, prior to the payment date, even if you no longer own the notes on the interest due date. This date is called the "regular record date". (Section 307 of the Indenture)

     Holders buying and selling notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the notes to pro-rate interest fairly between buyer and seller. This pro-rated interest amount is called "accrued interest".

     We will pay interest, principal and any other money due on the notes at the corporate trust office of the trustee in Boston. That office is currently located at 2 Avenue de Lafayette-LCC5, P.O. Box 778, Boston, MA 02102-0778. You must make arrangements to have your payments picked up at, or wired from, that office. We may also choose to pay interest by mailing checks.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "paying agents". We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of notes. (Section 1002 of the Indenture)

NOTICES

     We and the trustee will send notices regarding the notes only to direct holders, using their addresses as listed in the trustee's records. (Sections 101 and 106 of the Indenture)

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003 of the Indenture)

SPECIAL SITUATIONS

     MERGERS AND SIMILAR EVENTS. We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell substantially all of our assets to another firm, or to buy substantially all of the assets of another firm. We may not, however, take any of these actions unless all of the following conditions are met:

     - Where we merge out of existence or sell our assets, the other firm may not be organized under a foreign country's laws (that is, it must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under federal United States law), and it must agree to be legally responsible for the notes.

     - The merger, sale of assets or other similar transaction must not cause a default on the notes, and we must not already be in default (unless the merger or other similar transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under "What Is An Event Of Default?". A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or for our default having to exist for a specific period of time were disregarded.

     - It is possible that the merger, sale of assets or other similar transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back.

       We have promised to limit these preferential rights in our property, called "liens", as discussed later under "Covenants -- Restrictions on Liens". If a merger or other similar transaction would create any liens on our property, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the notes. (Section 801 of the Indenture)

MODIFICATION AND WAIVER

     There are three types of changes we can make to the indenture and the notes:

     - CHANGES REQUIRING YOUR APPROVAL. First, the following is a list of the types of changes that cannot be made to the notes without your approval:

      - change the stated maturity of the principal or interest on a private note;

      - reduce any amounts due on a private note;

      - reduce the amount of principal payable upon acceleration of the maturity of a private note following a default;

      - change the place or currency of payment on a private note;

      - impair your right to sue for payment;

      - reduce the percentage of holders of notes whose consent is needed to modify or amend the indenture;

      - reduce the percentage of holders of notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

      - modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902 of the Indenture)

     - CHANGES REQUIRING A MAJORITY VOTE. The second type of change to the indenture and the notes is the kind that requires a vote in favor by holders of notes owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the notes. The same vote would be required for us to obtain a waiver of all or part of the restrictive covenants described later on this page, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the notes listed in the first category described previously above under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 513 of the Indenture)

     - CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by holders of notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the notes.

     Notes will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Notes will also not be eligible to vote if they have been fully defeased as described under "Full Defeasance". (Section 101 of the Indenture)

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104 of the Indenture)

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE NOTES OR REQUEST A WAIVER.

COVENANTS

     In the indenture, we agree to restrictions that limit our own as well as our subsidiaries' ability to create liens or enter into sale and leaseback transactions.

     RESTRICTIONS ON LIENS. Some of our property or assets may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property or assets over other lenders (including you and the other direct holders of the notes) or over our general creditors if we fail to pay them back. These preferential rights are called "liens". We promise that we will not become obligated on any new debt that is secured by a lien on any of our real properties or material manufacturing facilities located in the United States, referred to below as our "principal properties," or on any shares of stock or debt of any of our domestic subsidiaries, unless we grant an equivalent or higher-ranking lien on the same principal properties to you and the other direct holders of the notes.

     We do not need to comply with this restriction if the amount of all debt that would be secured by liens on principal properties (including the new debt, the notes which we would so secure as described in the previous sentence, and all "attributable debt", as described under "Restriction on Sales and Leasebacks" below, that results from a sale and leaseback transaction involving our property or assets) is less than 10% of our consolidated net tangible assets.

     This restriction on liens does not apply to debt secured by certain types of liens, and we can disregard this debt when we calculate the limits imposed by this restriction. These types of liens are liens on the principal properties of any of our domestic subsidiaries, or on their shares of stock or debt, if those liens existed at the time the corporation became our domestic subsidiary, liens in favor of us or our domestic subsidiaries, liens in favor of U.S. Governmental bodies that we granted in order to assure our payments to such bodies that we owe by law or because of a contract we entered into, and liens on property that existed at the time we acquired the property (including property we may acquire through a merger or similar transaction) or that we granted in order to purchase the property (sometimes called "purchase money mortgages"). We can also disregard debt secured by liens that extend, renew or replace any of these types of liens.

     We and our subsidiaries are permitted to have as much unsecured debt as we may choose.

     RESTRICTIONS ON SALES AND LEASEBACKS. We promise that neither we nor any of our domestic subsidiaries will enter into any sale and leaseback transaction involving our principal properties, unless we comply with this restrictive covenant. A "sale and leaseback transaction" generally is an arrangement between us or a domestic subsidiary and a bank, insurance company or other lender or investor where we or the domestic subsidiary lease a property which was or will be sold by us or the domestic subsidiary to that lender or investor more than 120 days after the completion of construction and the beginning of its full operation.

     We can comply with this restrictive covenant in either of two different ways. First, we will be in compliance if we or our domestic subsidiary could grant a lien on the property in an amount equal to the attributable debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the notes under the restriction on liens described above. Second, we can comply if we retire an amount of funded debt, within 120 days of the transaction, equal to at least the net proceeds of the sale of the principal property that we lease in the transaction or the fair value of that principal property (subject to credits for certain voluntary retirements of notes and funded debt we may make), whichever is greater.

     This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between us and one of our domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less.

     CERTAIN DEFINITIONS RELATING TO OUR RESTRICTIVE COVENANTS. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

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

     "Attributable debt" means the total net amount of rent (discounted at 10% per annum compounded annually) that is required to be paid during the remaining term of any lease.

     "Consolidated net tangible assets" is the total amount of assets (less reserves and certain other permitted deductible items), after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

     A "domestic subsidiary" means any of our subsidiaries except one which does not transact a substantial portion of its business in the United States or does not regularly keep a substantial portion of its assets (other than intangible assets) in the United States, or one that is used primarily to finance our operations outside of the United States. A "subsidiary" is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

     "Funded debt" means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.

     CHANGE OF CONTROL. We have also agreed that within 30 days of the occurrence of a change of control triggering event, UST will be required to make an offer to purchase all outstanding notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase.

     A "change of control triggering event" will be deemed to have occurred if both a change of control and a rating decline occur.

     A "change of control" will be deemed to have occurred at such time as either (a) any person or any persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, together with any affiliate or related persons thereof, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all voting stock of UST; of (b) any person or group, together with any affiliates or related persons thereof, shall succeed in having a sufficient number of its nominees elected to the board of directors of UST such that those nominees, when added to any existing director remaining on the board of directors of UST after such election who was a nominee of or is an affiliate or related person of such person or group, will constitute a majority of the board of directors of UST.

     A "rating decline" will be deemed to have occurred if at any time within 90 days (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any rating agency) after the date of public notice of a change of control, or the intention of UST or any person to effect a change of control, the rating of the notes, UST's 7.25% Senior Notes due June 1, 2009 or UST's Floating Rate Senior Notes due June 1, 2009, is decreased by S&P or Moody's by three or more gradations. In the event that none of the notes, UST's 7.25% Senior Notes due June 1, 2009 or UST's Floating Rate Senior Notes due June 1, 2009 are rated by S&P or Moody's, and a change of control shall have occurred, UST will obtain from S&P or Moody's pro forma ratings on the notes both prior to and within 90 days after the date of public notice of the change of control, or the intention of UST or any person to effect a change of control. A rating decline will be deemed to have occurred in such circumstances if such latter pro forma rating reflects a decrease from the former pro forma rating by S&P or Moody's of three or more gradations.

     If an offer to purchase is made, there can be no assurance that UST will have funds sufficient to pay the purchase price and accrued interest described above for all of the notes that might be tendered by holders seeking to accept the offer to purchase. The failure of UST to make the offer to purchase and the failure of UST to pay the purchase price and accrued interest described above will result in an event of default.

     In the event that UST makes an offer to purchase the notes, UST intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

     A "gradation" means a gradation within a rating category or a change to another rating category, which shall include (1) "+" and "-", in the case of S&P's current rating categories (for example, a decline from BB+ to BB would constitute a decrease of one gradation); (2) "1", "2" and "3", in the case of Moody's current rating categories (for example, a decline of B1 to B2 would constitute a decrease of one gradation); or (3) the equivalent in respect of successor rating categories of S&P and Moody's.

     The "offer to purchase" means a written offer sent by UST to each holder offering to purchase notes at the specified purchase price. Unless otherwise required by applicable law, the offer shall specify an expiration date of the offer to purchase which shall be, subject to any contrary requirements of applicable law, between 30 and 60 days after the date of such offer and a settlement date (which we refer to as the "purchase date") for purchase of notes within five business days after the expiration date. UST shall notify the trustee, at least 15 business days (or such shorter period as is acceptable to the trustee) prior to the mailing of the offer of UST's obligation to make an offer to purchase. The offer shall contain information concerning the business of UST and its subsidiaries which UST in good faith believes will enable such holders to make an informed decision with respect to the offer to purchase. The offer shall contain all instructions and materials necessary to enable such holders to tender notes pursuant to the offer to purchase.

     The offer shall also state:

     - the expiration date and the purchase date;

     - the aggregate principal amount of the outstanding notes;

     - the purchase price to be paid by UST for each US$1,000 aggregate principal amount of notes accepted for payment;

     - that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of a note tendered must be tendered in an integral multiple of US$1,000 principal amount;

     - the place or places where notes are to be surrendered for tender pursuant to the offer to purchase;

     - that interest on any note not tendered pursuant to the offer to purchase will continue to accrue;

     - that on the purchase date the purchase price will become due and payable upon each note being accepted for payment pursuant to the offer to purchase and that interest thereon shall cease to accrue on and after the purchase date;

     - that each holder electing to tender a note pursuant to the offer to purchase will be required to surrender such note at the place or places specified in the offer prior to the close of business on the expiration date; and

     - that holders will be entitled to withdraw all or any portion of notes tendered if UST receives, not later than the close of business on the expiration date, a telegram telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the note the holder tendered, the certificate number of the note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender.

     Any offer to purchase shall be governed by and effected in accordance with the offer for such offer to purchase.

DEFEASANCE

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

     - We must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

     - There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves. (Under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us.)

     - We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304 of the Indenture)

     - If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the notes. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and notes set aside in trust to repay the notes. In order to achieve covenant defeasance, we must do the following:

     - We must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

     - We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves.

     If we accomplish covenant defeasance, the following provisions of the indenture and the notes would no longer apply:

     - Our promises regarding conduct of our business previously described under "Covenants," and any other covenants applicable to the series of notes and described in this prospectus.

     - The condition regarding the treatment of liens when we merge or engage in similar transactions, as previously described under "Mergers and Similar Events".

     - The events of default relating to breach of covenants and acceleration of the maturity of other debt, described under "What Is An Event Of Default?".

     If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304 of the Indenture)

DEFAULT AND RELATED MATTERS

  RANKING

     The notes are not secured by any of our property or assets. Accordingly, your ownership of notes means you are one of UST's unsecured creditors. The notes are not subordinated to any of UST's other debt obligations and therefore they rank equally with all of UST's other unsecured and unsubordinated indebtedness.

  EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     WHAT IS AN EVENT OF DEFAULT? The term "event of default" means any of the following:

     - we do not pay the principal or any premium on a note on its due date;

     - we do not pay interest on a note within 30 days of its due date;

     - we do not deposit any sinking fund payment on its due date;

     - we remain in breach of a restrictive covenant or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 10% of the principal amount of notes of the affected series;

     - other debt of ours totaling $10,000,000 or more defaults, our obligation to repay it is accelerated by our lenders, and this repayment obligation remains accelerated for 10 days after we receive a notice of default as described in the previous paragraph;

     - we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

     - we do not make the offer to purchase or pay the purchase price for the notes as described under "Covenants."

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the notes of the affected series may declare the entire principal amount of all the notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all notes of that series will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the notes of the affected series. (Section 402 of the Indenture)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 603 of the Indenture). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding notes of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512 of the Indenture).

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

     - you must give the trustee written notice that an event of default has occurred and remains uncured;

     - the holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

     - the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507 of the Indenture)

     You are, however, entitled at any time to bring a lawsuit for the payment of money due on your notes on or after its due date. (Section 508 of the Indenture)

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO, OR MAKE A REQUEST OF, THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default. (Section 1004 of the Indenture)

REGARDING THE TRUSTEE

     The trustee's current address is State Street Bank and Trust Company, Corporate Trust Division, 2 Avenue de Lafayette -- LCC6, P.O. Box 778, Boston, MA 02102-0778.

     The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 601 of the Indenture)

     The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the company or any affiliate. If it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Sections 608 and 613 of the Indenture)

                         BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the exchange notes will be issued in fully registered form. Except as described below, the exchange notes initially will be represented by one or more global notes, in definitive, fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee as DTC may designate.

     DTC has advised us as follows:

     - DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act.

     - DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     - Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amounts of the exchange notes represented by the global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as

       "participants." Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

     So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the exchange notes represented by the global notes for all purposes under the indenture and the exchange notes. No beneficial owners of an interest in the global notes will be able to transfer that interest except according to DTC's applicable procedures, in addition to those provided for under the indenture. Owners of beneficial interests in the global notes will not:

     - be entitled to have the exchange notes represented by the global notes registered in their names,

     - receive or be entitled to receive physical delivery of certificated notes in definitive form, and

     - be considered to be the owners or holders of any exchange notes under the global notes.

Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of exchange notes under the global notes. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global notes desires to take any action that DTC, as the holder of the global notes, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payments of the principal of, premium, if any, and interest on the exchange notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global notes, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.

     Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of notes in certificated form for any reason, including to sell notes to persons in states which require the delivery of the notes or to pledge the notes, a holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     Unless and until they are exchanged in whole or in part for certificated exchange notes in definitive form, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Beneficial owners of exchange notes registered in the name of DTC or its nominee will be entitled to be issued, upon request, exchange notes in definitive certificated form.

     DTC has advised us that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global notes are credited. Further, DTC will take any action permitted to be taken by a holder of notes only in respect of that portion of the aggregate principal amount of notes as to which the participant or participants has or have given that direction.

     Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Subject to specified conditions, any person having a beneficial interest in the global notes may, upon request to the trustee, exchange the beneficial interest for exchange notes in the form of certificated notes. Upon any issuance of certificated notes, the trustee is required to register the certificated notes in the name of, and cause the same to be delivered to, the person or persons, or the nominee of these persons. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the global notes, and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in the exchange offer where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until
            , 2000, all dealers effecting transactions in the notes issued in the exchange offer may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of notes by broker-dealers. Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such notes. Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after this registration statement is declared effective, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than the commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a summary of material United States federal income tax consequences associated with the exchange of outstanding notes for new notes to be issued in the exchange offer and the ownership, and disposition of those new notes applicable to you if you acquired the outstanding notes in the initial offering and, for United States federal income tax purposes, you are not a "United States person" as defined below (a "Non-U.S. Holder"). This summary is based upon current United States federal income tax laws, regulations, rulings, and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to you in light of your individual investment circumstances if, for example, you are an investor subject to special tax rules (e.g., banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, expatriates and tax-exempt investors) or if you will hold notes as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. In addition, this summary does not address any aspect of state, local, or foreign taxation.

     The exchange of outstanding notes for the notes issued in the exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the notes issued in the exchange offer will not differ materially in kind or extent from the outstanding notes. Rather, the notes received by a holder in the exchange offer will be treated as a continuation of the outstanding notes in the hands of the exchanging holder. As a result, there will be no United States federal income tax consequences to holders exchanging their outstanding notes for notes issued in the exchange offer. In addition, any exchanging holder of outstanding notes will have the same adjusted tax basis and holding period in the notes issued in the exchange offer as such holder in the outstanding notes immediately prior to the exchange.

     YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP, SALE OR OTHER DISPOSITION OF NOTES IN LIGHT OF YOUR PARTICULAR TAX AND INVESTMENT SITUATION AND THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS APPLICABLE TO YOU.

     For purposes of this summary, a "United States person" means a beneficial owner of a note that is for United States federal income tax purposes:

     - an individual, who is a citizen or resident of the United States for United States federal income tax purposes;

     - a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or any state, including the District of Columbia;

     - an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

     The following summary applies to you only if you are a Non-U.S. Holder.

PAYMENTS OF INTEREST

     Subject to the discussion of backup withholding below, payments of interest on a note to you generally will not be subject to United States federal income or withholding tax, provided that

          (1) you

           - do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of UST entitled to vote, and

           - are not a controlled foreign corporation that is related to UST actually or constructively through stock ownership for United States federal income tax purposes;

          (2) such interest payments are not effectively connected with the conduct by you of a trade or business within the United States; and

          (3) we or our paying agent receives

           - from you, a properly completed Form W-8 (or substitute Form W-8) signed under penalties of perjury which provides your name and address and certifies that you are a Non-U.S. Holder, or

           - from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of you, certification under penalties of perjury that such Form W-8 (or substitute Form W-8) has been received by it, or by another such financial institution, from you, and a copy of the Form W-8 (or substitute Form W-8) is furnished to us or our paying agent.

     If you do not qualify for an exemption from withholding under the preceding paragraph, you generally will be subject to withholding of United States federal income tax at the rate of 30% (or a lower rate if a treaty applies) when you receive payments of interest on the notes.

     If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of such trade or business, you will not be subject to a withholding tax (assuming proper certification is provided) but will be subject to United States federal income tax on such interest on a net income basis in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax at a 30% rate (or, if applicable, a lower rate specified by a treaty).

SALE, EXCHANGE OR RETIREMENT OF NOTES

     Subject to the discussion concerning backup withholding, any gain realized by you on the sale, exchange, retirement or other disposition of a note generally will not be subject to a United States federal income tax, unless (1) such gain is effectively connected with the conduct by you of a trade of business within the United States, or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied. Any such gain that is effectively connected with the conduct of a United States trade or business by you will be subject to United States federal income tax on a net income basis in the same manner as if you were a United States person and, if you are a corporation, such gain may also be subject to the 30% United States branch profits tax.

FEDERAL ESTATE TAXES

     If you are an individual who at the time of death is not a citizen or resident of the United States, the note held by you at the time of your death will not be subject to United States federal estate tax, provided that (1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of UST entitled to vote and (2) the interest accrued on the note was not effectively connected with your conduct of a United States trade or business.

BACKUP WITHHOLDING

     Backup withholding and information reporting generally will not apply to payments made to you if you provide the certification described above or otherwise establish an exemption from backup withholding. Payments by a United States office of a broker of the proceeds of a disposition of the notes generally will be subject to backup withholding at a rate of 31% unless you certify that you are a Non-U.S. Holder under penalties of perjury or otherwise establish an exemption. Payments of the proceeds of a disposition of the notes by or through a foreign office of a United States broker or foreign broker with certain relationships to the United States generally will be subject to information reporting, but not backup withholding.

     Any amount withheld from a payment to you under the backup withholding rules is allowable as a credit against your United States federal income tax liability, or if withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding.

NEW WITHHOLDING REGULATIONS

     The United States Treasury Department issued final Treasury regulations ("New Withholding Regulations") governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders after December 31, 2000. The New Withholding Regulations generally will not alter the treatment of Non-U.S. Holders described above. The New Withholding Regulations will alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a note. You should consult your tax advisor concerning the effect, if any, of such New Withholding Regulations on an investment in the notes.

                                 LEGAL MATTERS

     The validity of the notes being offered hereby will be passed upon for UST by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of UST Inc. incorporated by reference in UST Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS DOES NOT OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THIS PROSPECTUS RELATES AND IT DOES NOT CONSTITUTE AN OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CANNOT LEGALLY BE OFFERED THE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

     UNTIL           , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Where You Can Find More Information....    i
Forward-looking Statements.............    i
Trademarks and Trade Names.............   ii
Prospectus Summary.....................    1
Risk Factors...........................    6
Use of Proceeds........................    8
Ratio of Earnings to Fixed Charges.....    8
The Exchange Offer.....................    9
Description of Notes...................   17
Book-Entry; Delivery and Form..........   27
Plan of Distribution...................   29
Material Federal Income Tax
  Consequences.........................   30
Legal Matters..........................   32
Experts................................   32

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------
                                  $300,000,000

                                   [UST LOGO]
                           OFFER FOR ALL OUTSTANDING
                           8.80 SENIOR NOTES DUE 2005
                                IN EXCHANGE FOR
                           8.80 SENIOR NOTES DUE 2005
                           WHICH HAVE BEEN REGISTERED
                       UNDER THE SECURITIES ACT OF 1933,
                                   AS AMENDED
                             ---------------------

                                   PROSPECTUS
                             ---------------------
                                            , 2000

             ------------------------------------------------------
             ------------------------------------------------------

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As authorized by Section 145 of the General Corporations Law of the State of Delaware, each director and officer of the registrant may be indemnified by the registrant against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interest of the registrant and, with respect with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the registrant unless a court determines otherwise. The registrant's certificate of incorporation, which is filed as an exhibit to this registration statement, contains provisions authorizing such indemnity.

     Article VII of the registrant's by-laws, which are filed as an exhibit to this registration statement, authorize the registrant to indemnify its present and former directors and to pay or reimburse these individuals for fees and expenses in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of such individuals to repay such amounts if so required.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          3.1            -- Restated Certificate of Incorporation dated May 5, 1992, incorporated by reference to Exhibit 3.1 to Form 10-Q for
                            the quarter ended March 31, 1992.
          3.2            -- By-Laws adopted on December 23, 1986, and amended and
                            restated effective October 22, 1998, incorporated by
                            reference to Exhibit 3.2 to Form 10-Q for the quarter
                            ended September 30, 1998.
          4.1            -- Indenture, dated as of May 27, 1999, between UST Inc. and
                            State Street Bank and Trust Company, incorporated by
                            reference to Exhibit 4 to Form 10-Q for the quarter ended
                            June 30, 1999.
          4.2**          -- Form of certificate of 8.80% Senior Note.
          4.3**          -- Exchange and Registration Rights Agreement, dated as of
                            March 6, 2000, by and among Registrant, Goldman Sachs &
                            Co., Morgan Stanley & Co., Incorporated and FleetBoston
                            Robertson Stephens Inc.
          5.1**          -- Opinion and consent of Skadden, Arps, Slate, Meagher &
                            Flom LLP as to the legality of the notes to be issued by
                            UST Inc. in the Exchange Offer.
         10.1*           -- Form of Employment Agreement entered into on July 23,
                            1987 between Registrant and Vincent A. Gierer, Jr., an
                            Executive Officer, incorporated by reference to Exhibit
                            10.1 to Form 10-Q for the quarter ended September 30,
                            1986.
         10.2*           -- Form of Severance Agreement dated October 27, 1986
                            between Registrant and certain officers incorporated by
                            reference to Exhibit 10.2 to Form 10-Q for the quarter
                            ended September 30, 1986.
         10.3*           -- 1982 Stock Option Plan restated as of March 22, 1989,
                            incorporated by reference to Exhibit 4.1 to Form S-8
                            Registration Statement filed on April 14, 1989.

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
         10.4*           -- 1992 Stock Option Plan, as amended and restated as of
                            December 9, 1999, incorporated by reference to Exhibit A
                            to 2000 Notice of Annual Meeting and Proxy Statement
                            dated March 22, 2000.
         10.5*           -- Incentive Compensation Plan, as amended and restated as of January 1, 1996, incorporated by reference to Exhibit
                            10.7 to Form 10-K for the fiscal year ended December 31,
                            1996.
         10.6*           -- Amendment to Incentive Compensation Plan, effective
                            September 25, 1997, incorporated by reference to Exhibit
                            10.6 to Form 10-K for the fiscal year ended December 31,
                            1997.
         10.7*           -- Officers' Supplemental Retirement Plan, as restated as of
                            December 1, 1992, incorporated by reference to Exhibit
                            10.7 to Form 10-K for the fiscal year ended December 31,
                            1992.
         10.8*           -- Nonemployee Directors' Retirement Plan, as amended and
                            restated as of January 1, 1998, incorporated by reference
                            to Exhibit 10.8 to Form 10-K for the period ended
                            December 31, 1997.
         10.9            -- Directors' Supplemental Medical Plan, as amended and
                            restated as of February 16, 1995, incorporated by
                            reference to Exhibit 10.10 to Form 10-K for the fiscal
                            year ended December 31, 1994.
         10.10*          -- Nonemployee Directors' Stock Option Plan effective May 2,
                            1995, incorporated by reference to Exhibit A to 1995
                            Notice of Annual Meeting and Proxy Statement dated March
                            24, 1995.
         10.11*          -- Nonemployee Directors' Restricted Stock Award Plan
                            effective January 1, 1999, incorporated by reference to
                            Exhibit 10.11 to Form 10-K for the fiscal year ended
                            December 31, 1998.
         12.1**          -- Statement re: Computation of Ratio of Earnings to Fixed
                            Charges.
         21.1            -- Subsidiaries of UST Inc., incorporated by reference to
                            Exhibit 21 to Form 10-K for the fiscal year ended
                            December 31, 1999.
         23.1**          -- Consent of Ernst & Young LLP.
         23.2**          -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                            (included in Exhibit 5.1).
         25.1**          -- Form T-1 Statement of Eligibility of State Street Bank
                            and Trust Company to act as Trustee under the Indenture.
         27.1            -- Financial Data Schedule, incorporated by reference to
                            Exhibit 27 to Form 10-Q for the quarter ended March 31,
                            2000.
         99.1**          -- Form of Letter of Transmittal.
         99.2**          -- Form of Notice of Guaranteed Delivery.
         99.3**          -- Letter to Brokers.
         99.4**          -- Letter to Clients.

---------------

 * Management contract or compensatory plan or arrangement required to be filed as an exhibit pursuant to Item 14(c) of the rules governing the preparation of this Report.

** Filed with this prospectus.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on the 12(th) day of May, 2000.

                                            UST Inc.
                                            (Registrant)

                                            By: /s/ VINCENT A. GIERER, JR.
                                              ----------------------------------

                                                    Vincent A. Gierer, Jr.
                                                 Chairman of the Board, Chief
                                                           Executive
                                                    Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

             /s/ VINCENT A. GIERER, JR.                Chairman of the Board, Chief       May 12, 2000
-----------------------------------------------------    Executive Officer and
               Vincent A. Gierer, Jr.                    President (Principal Executive
                                                         Officer)

             /s/ ROBERT T. D'ALESSANDRO                Senior Vice President and Chief    May 12, 2000
-----------------------------------------------------    Financial Officer (Principal
               Robert T. D'Alessandro                    Accounting Officer and
                                                         Principal Financial Officer)

                 /s/ JAMES W. CHAPIN                   Director                           May 12, 2000
-----------------------------------------------------
                   James W. Chapin

                 /s/ JOHN P. CLANCEY                   Director                           May 12, 2000
-----------------------------------------------------
                   John P. Clancey

             /s/ EDWARD H. DEHORITY, JR.               Director                           May 12, 2000
-----------------------------------------------------
               Edward H. DeHority, Jr.

               /s/ ELAINE J. EISENMAN                  Director                           May 12, 2000
-----------------------------------------------------
                 Elaine J. Eisenman

                /s/ EDWARD T. FOGARTY                  Director                           May 12, 2000
-----------------------------------------------------
                  Edward T. Fogarty

             /s/ VINCENT A. GIERER, JR.                Chairman of the Board              May 12, 2000
-----------------------------------------------------
               Vincent A. Gierer, Jr.

                   /s/ P.X. KELLEY                     Director                           May 12, 2000
-----------------------------------------------------
                     P.X. Kelley

                  /s/ PETER J. NEFF                    Director                           May 12, 2000
-----------------------------------------------------
                    Peter J. Neff

             /s/ LOWELL P. WEICKER, JR.                Director                           May 12, 2000
-----------------------------------------------------
               Lowell P. Weicker, Jr.

                               INDEX TO EXHIBITS

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          3.1            -- Restated Certificate of Incorporation dated May 5, 1992, incorporated by reference to Exhibit 3.1 to Form 10-Q for
                            the quarter ended March 31, 1992.
          3.2            -- By-Laws adopted on December 23, 1986, and amended and
                            restated effective October 22, 1998, incorporated by
                            reference to Exhibit 3.2 to Form 10-Q for the quarter
                            ended September 30, 1998.
          4.1            -- Indenture, dated as of May 27, 1999, between UST Inc. and
                            State Street Bank and Trust Company, incorporated by
                            reference to Exhibit 4 to Form 10-Q for the quarter ended
                            June 30, 1999.
          4.2**          -- Form of certificate of 8.80% Senior Note.
          4.3**          -- Exchange and Registration Rights Agreement, dated as of
                            March 6, 2000, by and among Registrant, Goldman Sachs &
                            Co., Morgan Stanley & Co., Incorporated and FleetBoston
                            Robertson Stephens Inc.
          5.1**          -- Opinion and consent of Skadden, Arps, Slate, Meagher &
                            Flom LLP as to the legality of the notes to be issued by
                            UST Inc. in the Exchange Offer.
         10.1*           -- Form of Employment Agreement entered into on July 23,
                            1987 between Registrant and Vincent A. Gierer, Jr., an
                            Executive Officer, incorporated by reference to Exhibit
                            10.1 to Form 10-Q for the quarter ended September 30,
                            1986.
         10.2*           -- Form of Severance Agreement dated October 27, 1986
                            between Registrant and certain officers incorporated by
                            reference to Exhibit 10.2 to Form 10-Q for the quarter
                            ended September 30, 1986.
         10.3*           -- 1982 Stock Option Plan restated as of March 22, 1989,
                            incorporated by reference to Exhibit 4.1 to Form S-8
                            Registration Statement filed on April 14, 1989.
         10.4*           -- 1992 Stock Option Plan, as amended and restated as of
                            December 9, 1999, incorporated by reference to Exhibit A
                            to 2000 Notice of Annual Meeting and Proxy Statement
                            dated March 22, 2000.
         10.5*           -- Incentive Compensation Plan, as amended and restated as of January 1, 1996, incorporated by reference to Exhibit
                            10.7 to Form 10-K for the fiscal year ended December 31,
                            1996.
         10.6*           -- Amendment to Incentive Compensation Plan, effective
                            September 25, 1997, incorporated by reference to Exhibit
                            10.6 to Form 10-K for the fiscal year ended December 31,
                            1997.
         10.7*           -- Officers' Supplemental Retirement Plan, as restated as of
                            December 1, 1992, incorporated by reference to Exhibit
                            10.7 to Form 10-K for the fiscal year ended December 31,
                            1992.
         10.8*           -- Nonemployee Directors' Retirement Plan, as amended and
                            restated as of January 1, 1998, incorporated by reference
                            to Exhibit 10.8 to Form 10-K for the period ended
                            December 31, 1997.
         10.9            -- Directors' Supplemental Medical Plan, as amended and
                            restated as of February 16, 1995, incorporated by
                            reference to Exhibit 10.10 to Form 10-K for the fiscal
                            year ended December 31, 1994.
         10.10*          -- Nonemployee Directors' Stock Option Plan effective May 2,
                            1995, incorporated by reference to Exhibit A to 1995
                            Notice of Annual Meeting and Proxy Statement dated March
                            24, 1995.

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
         10.11*          -- Nonemployee Directors' Restricted Stock Award Plan
                            effective January 1, 1999, incorporated by reference to
                            Exhibit 10.11 to Form 10-K for the fiscal year ended
                            December 31, 1998.
         12.1**          -- Statement re: Computation of Ratio of Earnings to Fixed
                            Charges.
         21.1            -- Subsidiaries of UST Inc., incorporated by reference to
                            Exhibit 21 to Form 10-K for the fiscal year ended
                            December 31, 1999.
         23.1**          -- Consent of Ernst & Young LLP.
         23.2**          -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                            (included in Exhibit 5.1).
         25.1**          -- Form T-1 Statement of Eligibility of State Street Bank
                            and Trust Company to act as Trustee under the Indenture.
         27.1            -- Financial Data Schedule, incorporated by reference to
                            Exhibit 27 to Form 10-Q for the quarter ended March 31,
                            2000.
         99.1**          -- Form of Letter of Transmittal.
         99.2**          -- Form of Notice of Guaranteed Delivery.
         99.3**          -- Letter to Brokers.
         99.4**          -- Letter to Clients.

---------------

 * Management contract or compensatory plan or arrangement required to be filed as an exhibit pursuant to Item 14(c) of the rules governing the preparation of this Report.

** Filed with this prospectus.